Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is by and between NBIC Service Company, Inc, a Rhode Island Corporation with a principal place of business located at 25 Maple Street, Pawtucket, Rhode Island (the “Company”) and Timothy M. Moura, an individual residing at 51 Pinsonnault Lane, North Attleboro, MA 02760 (the “Executive”).

W I T N E S S E T H   T H A T:

WHEREAS, the Company believes that the Executive has all the necessary skills and experience to act as its Senior Vice President Marketing, Agency and Client Services; and

WHEREAS, the Company wishes to employ the Executive as its Senior Vice President Marketing, Agency and Client Services and the Executive wishes to accept such offer of employment from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

Employment and Employment Term

.  The Company agrees to employ the Executive as the Senior Vice President Marketing, Agency and Client Services of the Company, subject to the terms and conditions of this Agreement, for a term commencing on February 3, 2014 (the “Effective Date”) and ending upon termination of this Agreement in accordance with Section 5.

Duties

.  The Executive shall devote his full business efforts to the Company and shall perform all duties that are usual and customary for a Senior Vice President Marketing, Agency and Client Services of entities similar to the Company.  Other activities of the Executive shall be limited in time and scope and not conflict with the terms of this Agreement.  Subject to the foregoing, Executive may (a) continue to serve as a member of any board of directors on which he currently serves, as set forth in Attachment A; (b) serve on the board of directors of other companies with the prior written approval of the Board of Directors of the Company, which shall not be unreasonably withheld; (c) engage in such charitable activities, including board service, as he deems appropriate; and (d) devote necessary time to the management of his personal assets.  The Executive shall perform his assigned duties and responsibilities at the offices of the Company in Pawtucket, Rhode Island (the “Office”).

Compensation

.  For all services rendered by the Executive to the Company during the Employment Term, the Executive shall be entitled to receive the compensation and other benefits set forth in this Section 3.

Salary

.  During the Employment Term, the Company shall pay to the Executive a salary at the rate of $245,000 per annum subject to discretionary increase by the Company (“Base Salary”).  Base Salary payable to the Executive hereunder shall be paid in accordance with the payroll practices of the Company in effect from time to time for its executive employees.

Annual Bonus

.  In addition to the Base Salary provided for above, the Executive shall be entitled to an annual bonus up to one hundred percent (100%) of Base Salary (the “Target Bonus”) beginning with calendar year 2014 (without being prorated because of Executive’s commencement of work after January 1, 2014), provided that the Executive achieves individual goals and the Company achieves financial objectives, such individual and Company-wide goals, annual targets, and payout amounts are to be set by the Compensation Committee of the Board in consultation with the Executive, and, provided further that the Executive is an employee of the Company at the time the Target Bonus is payable pursuant to the terms of any applicable bonus plan of program and as approved by the Compensation Committee of the Board.  The Target Bonus shall be paid within two and one-half (2.5) months of the close of the applicable fiscal year.  For fiscal year 2014 only, the bonus paid to the Executive shall be in amount equal to at least fifty percent (50%) of his base salary regardless of individual or company achievement of goals and objectives.

Initial Bonus

.  Company shall pay to Executive an advance on bonus equal to Twenty Thousand Dollars ($20,000) within ten (10) business days of the first day of the Initial Employment Term.

Restricted Stock Award

.  The Executive shall be entitled to a restricted stock grant of 5% shares of Company Class B Common Stock under the NBIC Holdings, Inc. (f/k/a Blackstone Financial Group Holdings, Inc.) 2007 Management Incentive Plan (as amended, restated or otherwise modified from time to time, the “Management Plan”).  The Management Plan restricted stock awards shall be subject to the terms and conditions of the Management Plan and the applicable restricted stock award agreement (“Restricted Stock Award”), which Executive agrees to execute and deliver to the Company promptly upon request.  The Executive may, at his discretion, make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to accelerate income taxation on his respective Restricted Stock Award within thirty (30) days of the grant of such Restricted Stock Award.

Puts and Calls

.  The Executive and Company hereby agree to the terms and conditions of certain “put” and “call” rights set forth on Attachment C hereto.

Flexible Time Off

.  The Executive shall be entitled to five (5) weeks paid Flexible Time Off in each calendar year, or such greater period as may be provided by the Company’s applicable Flexible Time Off policies.  Such flexible time off may be taken subject to such rules of general application as the Company may establish and modify from time to time.

Additional Company Benefits

.  The Company shall provide the Executive with family medical and dental insurance coverage, long-term disability insurance, accidental death and dismemberment insurance, and life insurance as provided in the Company’s group benefit program.  The Executive shall also be eligible for any incentive plan, pension plan, retirement plan, profit sharing plan, stock ownership plan, stock option plan, stock appreciation plan, stock purchase plan, and any other insurance, benefit, fringe benefit and/or perquisite plans and programs which are made generally available by the Company and its subsidiaries to its other senior executives and in all cases subject to the terms and conditions of such plans or programs as noted in the plan documents.

Other Agreements

.  The parties acknowledge that the Executive is a party to other agreements relating to the purchase and ownership of stock in the Company, including, without limitation, the Management Plan, and that Executive’s rights and remedies in this Agreement are in addition to, and not in limitation of, the rights and remedies set forth in such other agreements.

Expenses

.  Subject to the usual policies and procedures of the Company in effect from time to time, the Executive shall be entitled to be fully reimbursed for reasonable expenses incurred by him in the performance of his duties hereunder (“Business Expenses”) after such submission is approved by the Company’s Chief Executive Officer.  The Company will, from time to time, reimburse him for all such reasonable expenses upon presentation of a written itemized account thereof together with such vouchers, receipts and other evidence of such expenses as the Company may reasonably deem to be necessary.  The Executive must submit any request for reimbursement no later than forty-five (45) days following the date that such business expense is incurred in accordance with the Company’s reimbursement policy regarding same and business expenses must be substantiated by appropriate receipts and documentation.  The Company may request additional reasonable documentation or a further explanation to substantiate any business expense submitted for reimbursement, and retains the discretion to approve or deny a request for reimbursement.  Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.  Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Executive.

Termination

.

(a)The Executive’s employment with the Company and the Employment Term shall terminate upon the occurrence of any of the following events:

(i)immediately upon the Executive’s death;

(ii)immediately upon written notice by the Company following the Executive’s Disability (as hereinafter defined);

(iii)upon ninety (90) days’ prior written notice to the Company by the Executive if the Executive elects to voluntarily terminate his employment; provided, however, that the Company may waive any or all of the notice requirement and make the termination effective at any time during such 90-day period;

(iv)immediately upon written notice to the Executive by the Company for Cause (as hereinafter defined);

(v)upon (A) ninety (90) days’ prior written notice to the Executive by the Company if the Company elects to terminate the Executive’s employment without Cause on or prior to March 31, 2014, (B) one hundred eighty (180) days’ prior written notice if the Company elects to terminate Executive’s employment without Cause during the period from April 1, 2014 to December 31, 2014 and (C) twelve (12) months’ prior written notice to the Executive if the Company elects to terminate Executive’s employment without Cause any time on or after January 1, 2015; or

(vi)upon ninety (90) days’ prior written notice to the Company by the Executive if the Executive elects to terminate his employment for Good Reason (as hereinafter defined).

(b)Upon termination of the Executive’s employment with the Company pursuant to Section 5(a), the Executive (or his estate) shall be entitled to receive accrued but unpaid Base Salary through the effective date of such termination (including Base Salary and benefits during any required notice period), any accrued Flexible Time Off (which shall be calculated based solely on the Executive’s base Salary on the effective date of such termination) and other benefits payable to the Executive in accordance with the provisions of this Agreement, any other agreement between the Executive and the Company and any benefit plan (other than any severance plan) in which he is then a participant, and reimbursement for any unreimbursed expenses incurred as of the date of such termination.  If Executive’s employment terminates for Good Reason under Section 5(a)(vi), the notice periods (and commensurate Base Salary and benefit continuation requirements) set forth in Section 5(a)(v), measured from the date of Executive’s notice of Good Reason under Section 5(a)(vi), shall apply as if the Company had terminated without cause.  Any vesting of rights or benefits under the provisions of this Agreement, any other agreement between Executive and the Company and any benefit plan (other than any severance plan) in which he is then a participant shall continue during any notice period, until the expiration or earlier waiver of such period (if applicable), prior to termination of the Employment Term.

(c)Notwithstanding the foregoing, continued payments of the Executive’s Base Salary and vesting of other rights or benefits during any notice period as provided in Section 5(a) shall be subject to and conditioned upon the execution and delivery by the Executive of a release in favor of the Company substantially in the form annexed hereto as Attachment B and such release becoming effective in accordance with the terms thereof.

(d)For purposes of this Agreement, the following capitalized terms shall have the respective meanings set forth below:

(i)“Cause” shall mean:

(A)the Executive’s conviction of any felony by a court of competent jurisdiction;

(B)a good faith determination by the Board of Directors of the Company that the Executive has committed an act of fraud upon the Company;

(C)a good faith determination by the Board of Directors of the Company that the Executive has willfully refused or grossly neglected to perform the duties reasonably assigned to him and consistent with his position with the Company or to otherwise comply with the material terms of this Agreement, which refusal or gross neglect continues for more than thirty (30) days after the Executive receives specific written notice thereof from the Company; or

(D)breach of the Executive’s non-compete, non-solicit or non-disclosure obligations which results in a material adverse effect on the Company.

(ii)“Good Reason” shall, subject to the conditions and the Company’s rights to cure set forth below, mean:

(A)a material diminution in the Executive’s duties as compared to such duties as of the Effective Date, unless required by applicable law;

(B)failure to pay the Executive amounts owed under this Agreement;

(C)the Company requiring the Executive’s principal location of employment to be at any office or location more than fifty (50) miles from the principal headquarters of the Company or the greater Providence area (other than to the extent agreed to or requested by the Executive) on the Effective Date; or

(D)the failure of the Executive to retain a position of similar scope, responsibility and title with a successor company or entity.

Notwithstanding the occurrence of any of the events provided for in this Subsection (ii), an event shall not be deemed to constitute Good Reason if, (1) Executive does not report the conditions which the Executive believes to be Good Reason to the Company within 60 days of such conditions first occurring, and (2) within 60 days after the Executive provides notice of Good Reason to the Company, the Company has fully corrected such Good Reason and made the Executive whole for any such losses.  In no event shall the Executive be deemed to have terminated his employment for Good Reason if the Executive does not terminate his employment within one (1) year from the date that Good Reason first occurs.  For purposes of clarification, the conditions of this paragraph shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

(iii)“Disability” shall occur upon either of the following:

(A)the Executive is unable to perform substantially all of his duties under this Agreement for a period of one hundred twenty (120) or more consecutive days or for one hundred eighty (180) days in the aggregate during any consecutive twelve (12) month period; or

(B)the Executive is eligible for long-term benefits for total disability under the Company’s long-term disability plan, if the Company adopts such a plan, provided, with respect to this Section 5(d)(iii)(B), that such plan must provide for complete replacement of Executive’s Base Salary on an after-tax basis.

Notwithstanding the foregoing, if any benefits payable as a result of Disability are deferred compensation under Section 409A of the Code, Disability or Disabled shall, with respect to such benefits, mean Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

Adjustments to Payments for Section 280G

.  Anything contained in this Employment Agreement to the contrary notwithstanding, if it is reasonably determined that any payment or distribution by the Company or an affiliate of the Company of direct or indirect compensation to or for the benefit of Executive, whether such compensation is paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any Restricted Stock Award, stock option, stock appreciation right or similar rights, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (the “Payments”), will be subject to the excise tax imposed by Section 4999 of the Code, (the “Excise Tax”), then the total amount of the Payments shall be automatically reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax; provided, however, that if Executive would receive in the aggregate greater value (as determined under Section 280G of the Code and the regulations thereunder) on an after tax basis if the total amount of the Payments were not subject to such reduction, then no such reduction shall be made.  To effectuate the reduction described above, if applicable, the Company shall first reduce or eliminate the payments and benefits provided under this Employment Agreement.  All calculations required to be made under this Section will be made by the Company’s independent public accountants, subject to the right of Executive’s representative to review the same.  The parties recognize that the actual implementation of the provisions of this Section are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

Withholding

.  All payments described in this Agreement made to the Executive shall be net of any tax or other amounts required to be withheld by the Company under applicable law, or as a result of the Executive’s election.

Restrictive Covenants of the Executive

.  During the Employment Term and for a period of two (2) years following the earlier of notice of, or the effective date of, the Executive’s termination pursuant to Section 5(a), the Executive shall not, directly or indirectly, whether as a principal, agent, employee, director, consultant, stockholder, partner or in any other capacity, (a) be engaged by, or have a financial or any other interest in, any corporation, firm, partnership, proprietorship or other business entity or enterprise which competes with the Company in any state in which the Company conducts Business during Executive’s employment with the Company, (b) encourage any insured of the Company or independent agent of the Company to cease or reduce its business with the Company, (c) hire, solicit or induce any employee or consultant of the Company to resign from or cease providing services to the Company, or (d) hire, retain or participate in the hiring or retaining of any employee of the Company; provided, however, that nothing contained herein shall preclude the Executive from purchasing or owning less than five percent (5%) of the stock or other securities of any company with securities traded on a nationally recognized securities exchange.  For purposes hereof, “Business” shall mean a homeowner insurance carrier deriving 90% or more of its prior year written premium from coastal homeowners policies.

If any part of this Section 8 shall be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area or scope, then the provisions of this Section are intended to and shall extend only for such period of time, in such area and with respect to such activities as shall be determined by such court to be reasonable and all provisions hereof shall be applied to the fullest extent permitted by law.

Non-Disclosure of Confidential Information., Intellectual Property

.

(a)The Executive shall not during the Employment Term or at any time thereafter, disclose to any person, firm or corporation any confidential or proprietary information acquired by, or disclosed to, him during the course of his employment relating to the Company (or its subsidiaries or affiliates) except in the course of performing his duties for the Company.  Such confidential and proprietary information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, formulae, contractual information, pricing policies, the substance of agreements and arrangements with customers, suppliers and others, names of accounts, customer and supplier lists and any other documents embodying such confidential and proprietary information.

(b)All information and documents relating to the Company (or its subsidiaries or affiliates) shall be the exclusive property of the Company (or its subsidiaries or affiliates), and the Executive shall use commercially reasonable efforts, at the direction of the Board of Directors, to prevent any publication or disclosure of such information and documents.  Upon termination of the employment of the Executive with the Company, the Executive shall not take from and will promptly return to the Company all Company property including, but not limited to, documents, records, customer or supplier lists, computer programs, equipment designs, technical information, reports, writings and other similar documents containing confidential or proprietary information of the Company (or its subsidiaries or affiliates), including copies thereof, then in the Executive’s possession or control except to the extent such documents relate to the Executive’s employment status or benefits with the Company.

(c)Confidential Information does not include information which is:  (i) in the public domain through no fault of Executive; (ii) already known to Executive at the time of such disclosure; (iii) subsequently received by Executive in good faith from a third party having prior right to make such subsequent disclosure; (iv) independently developed by Executive without use of the information disclosed pursuant to this Agreement; (v) approved in writing for unrestricted release or unrestricted disclosure by the Company; or (vi) produced or disclosed pursuant to applicable laws, regulations or court order, provided Executive has given the Company written notice of such request such that the Company has an opportunity to defend, limit or protect such production or disclosure.

Work Product

.  All materials (including but not limited to prototypes, analytical models and documentation and all deliverables) and any materials, ideas, designs, techniques, inventions, discoveries, improvements, information, creations, software, and any other items discovered, prepared or developed by the Executive during the Employment Term will be considered the property of the Company.  Executive assigns to the Company all right, title and interest in the Work Product, including all copyrights, patent rights, patents and applications therefore.  Executive will retain ownership of its materials developed prior to the Employment Term.  If the Work Product includes previously developed materials, Executive hereby grants to the Company and its Affiliates an unrestricted, royalty-free, perpetual, irrevocable license to make, have made, use, market, import, distribute, copy, modify, prepare derivative works of, perform, display, disclose and sublicense such items.

Right to Injunction

.  The Company and the Executive each acknowledge that the services to be performed by the Executive hereunder are unique.  The Executive specifically acknowledges and agrees that the restrictions imposed by Sections 8 and 9 are reasonable as to duration, geographic area and scope and are necessary for the protection of the interests of the Company and its subsidiaries and affiliates.  Any breach or threatened breach of any provision of this Agreement by the Executive shall entitle the Company, in addition to any other remedies available to it at law or in equity, to bring an action in any court of competent jurisdiction seeking to (a) enjoin any such breach or threatened breach and (b) to obtain an order temporarily, preliminarily, or permanently enjoin any such breach or threatened breach, without posting a bond.

Nondisparagement

.

(a)The Executive shall not during the Employment Term or at any time thereafter, directly or indirectly make any statement or release any information, or encourage others to make any statement or release any information that is (i) designed to embarrass or criticize the Company (or any of its respective affiliates) or any of the Company’s investors (or any of their respective affiliates) or (ii) intended to in any way adversely affect or otherwise malign the business or reputation of the Company (or any of its respective affiliates) or any of the Company’s investors (or any of their respective affiliates).  Nothing in this Agreement shall limit the Executive from being able to give truthful and accurate testimony in any court, administrative or other legal proceeding.

(b)The Company will not and shall ensure that its senior officers and managers will not, directly or indirectly, make any statement or release any information, or encourage others to make any statement or release any information that is professionally or personally disparaging about, or adverse to, Executive’s interests including, but not limited to, any statement that disparages Executive’s performance, character, finances, or capabilities or could otherwise detrimentally affect Executive’s reputation.

(c)Nothing in this Section 12 shall preclude Executive or Company from enforcing the terms of this Agreement or any other agreement between Executive and the Company.

Dispute Resolution

.  Any and all disputes, controversies or claims arising out of or in connection with this Agreement, or Executive’s employment with the Company, including without limitation claims relating in any way to Executive’s employment relationship with the Company, or the termination thereof, and any rights or claims arising under any statute or regulation, including without limitation the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, each as amended, the Fair Employment Practices Act, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, shall be submitted to binding arbitration pursuant to the terms and procedures set forth in this Section 13.  The arbitration shall be conducted in Rhode Island in accordance with the rules of JAMS for expedited disposition as modified by the terms hereof.  If the parties have not agreed upon an arbitrator within seven (7)

days after demand for arbitration, either party may request Judicial Arbitration and Mediation Services, Inc.  (“JAMS”) to appoint, on an expedited basis, an arbitrator who shall be experienced in employment, executive compensation and equity matters and able to commence the arbitration proceedings (with at least an initial hearing) according to the requirements of this Section 13 and such other complementary rules of JAMS, within fourteen (14) days of appointment.  The parties agree to exchange demands and responses, as well as documents prior to the initial hearing.  The proceedings shall be completed within thirty (30) days of the initial hearing.  The arbitrator shall render an award within seven (7) days thereof which shall be final and binding and which shall contain the details of any calculation of damages, if any.  The Company shall bear the costs of such arbitration, excluding the fees of Executive’s counsel, which shall be borne by Executive, subject to the right of the arbitrator to award counsel fees and costs (including, without limitation, JAMS fees, transcripts, if any, and other professional fees of the parties in the dispute) to the party in whose favor the award is made.  The award of the arbitrator may be enforced in any court of competent jurisdiction.  Notwithstanding the foregoing provisions of this Section 13, any dispute regarding the provisions and rights set forth on Attachment C shall be addressed by the provisions of Attachment C.

Assignment

.  This Agreement is personal to the Executive and cannot be assigned by him.  The Company may assign this Agreement to its successors and cause it to be assumed by its successors.

Waiver

.  No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder.  No waiver hereunder shall be effective unless it is in writing and executed by the party waiving the breach or default hereunder.

Amendment or Modification

.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and an officer of the Company and subject to approval by the Company’s Board of Directors.

Governing Law

.  This Agreement shall be governed by and construed in accordance with the laws of Rhode Island without regard to choice or conflict of law principles.

Severability

.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Notices

.  Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand, by courier, by facsimile, or sent by certified mail, return receipt requested, prepaid, to the addresses set forth below or such other address as either party may from time to time designate in writing to the other and shall be deemed given as of the date of the delivery if delivered by hand, facsimile or by courier or, if mailed, three (3) days after the date of mailing.

If to the Executive: Timothy M. Moura 51 Pinsonnault Lane, North Attleboro, MA 02760
If to the Company: NBIC Service Company, Inc. 25 Maple Street Pawtucket, RI 02860 Attention: Todd C. Hart, Chief Executive Officer

Certification to the Company

.  Executive covenants and certifies to the Company (i) that he is not subject to any agreement that restricts his ability to work for the Company in the role contemplated by this Agreement; (ii) that he has not taken and will not take, bring onto Company premises, or use on behalf of Company any confidential, proprietary and/or trade secret information belonging to any current or former employer, partner, client, joint venture, investor, or other third party; and (iii) that he has honored all material commitments to former employers, as set forth in any applicable employment agreements or otherwise, and intends to continue to honor all such commitments.  Executive and Company agree that if any of the foregoing certifications are false, this Agreement shall be void ab initio and of no force or effect.

Entire Agreement and Binding Effect

.  This Agreement contains the entire agreement of the parties and supersedes any prior negotiations, representations, discussions, arrangements or agreements by or between the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, permitted assigns and legal representatives.

Counterparts

.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one of such counterparts.

[Remainder of page intentionally left blank]

Headings

.  The Section headings appearing in this Agreement are for reference purposes only and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal effective as of this __3__ day of _February______, 2014.

WITNESS:	COMPANY: NBIC SERVICE COMPANY, INC. By: /s/ Todd C. Hart Todd C. Hart Title: Chief Executive Officer
EXECUTIVE: By: /s/ Timothy M. Moura Timothy M. Moura

Attachment A

Other Boards of Directors of Which Executive is a Member and Other Disclosable Positions

n/a: _______

Attachment B

GENERAL RELEASE

Timothy M. Moura (“Releasor”) for and in consideration of the amounts set forth in Section 5(b) the Employment Agreement, as applicable, to be paid by NBIC Service Company, Inc., (the “Company”), a Rhode Island corporation, does for himself and his heirs, executors, administrators, successors and assigns, hereby now and forever, voluntarily, knowingly and willingly release and discharge the Company and its parents, subsidiaries and affiliates, together with their respective present and former partners, officers, directors, shareholders, employees and agents, and each of their predecessors, heirs, executors, administrators, successors and assigns (collectively, the “Company Releasees”) from any and all complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Company Releasees, jointly or severally, Releasor or Releasor’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising from:  (a) the beginning of time to the time Releasor executes this Release, or (b) the Amended and Restated Employment Agreement.  Subject to the preceding sentence, this Release includes, but is not limited to, any rights or claims relating in any way to Releasor’s employment relationship with the Company, or the termination thereof, any rights or claims arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, each as amended, the Fair Employment Practices Act, [Aids Services Law, Disability Discrimination Law], or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Company Releasee and Releasor.  Releasor shall not seek or be entitled to any recovery, in any action or proceeding that may be commenced on Releasor’s behalf in any way arising out of or relating to the matters released under this Release.

Provisions of the Employment Agreement, including but not limited to Section 8 Restrictive Covenants of the Executive, survive termination of the employment relationship

Notwithstanding the foregoing, nothing contained herein releases the Company from its obligations to indemnify and insure the Releasor pursuant to Section 5 of the Employment Agreement entered into by the Releasor and the Company on [date].

Releasor has been advised to consult with an attorney of Releasor’s choice prior to signing this Release.  Releasor understands and agrees that Releasor has the right and has been given the opportunity to review this Release with an attorney of Releasor’s choice should Releasor so desire.  Releasor also agrees that Releasor has entered into this Release freely and voluntarily.

Releasor has at least twenty-one (21) calendar days or, if terminated as part of an exit incentive program, forty-five (45) calendar days to consider the terms of this Release, although Releasor may sign it sooner if Releasor wishes.  Furthermore, once Releasor has signed this Release, Releasor has seven (7) additional days to revoke Releasor’s consent and may do so by writing to Todd C. Hart, Chief Executive Officer, NBIC Services Company, Inc., 25 Maple Street, Pawtucket, RI 02860.  The Release shall not be effective, and no payments shall be due hereunder, until the eighth day after Releasor shall have executed this Release and returned it to the Company, assuming that Releasor has not revoked Releasor’s consent to this Release prior to such date (the “Effective Date”).

In the event that any one or more of the provisions of this Release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Release shall not in any way be affected or impaired thereby.

This Release shall be governed by the law of the State of Rhode Island without reference to its choice of law rules.

Signed as of this ____ day of _______, 2014.	Timothy M. Moura

Attachment C

Termination Put and Call Rights

(a)

Executive Put Right.  Upon the termination from employment of the Executive for any reason other than for Cause, the Executive shall have the right to require the Company to purchase all vested Company securities owned by the Executive, including any Company securities that become vested as a result of such termination from employment (together, the “Termination Shares”) for a cash purchase price equal to the Fair Market Value thereof by giving written notice upon or at any time within one (1) year after such termination (the “Put Notice”).  Termination Shares repurchased by the Company pursuant to this Section (a) or Section (b) shall be retired and not available for reissuance by the Company.

(b)

Company Call Right.  Beginning six (6) months and one (1) day after the date of termination of the Executive (the “Call Commencement Date”), the Company shall have the right to purchase from the Executive, all Termination Shares held by the Executive, for a cash purchase price equal to the Fair Market Value thereof, by giving written notice upon or at any time within the six (6) months following the Call Commencement Date (the “Call Notice”).

(c)

The purchase price of Termination Shares pursuant to Sections (a) or (b) shall be the “fair market value” thereof as determined by the Board of Directors in good faith as of the date of receipt of the Put Notice or Call Notice, as applicable (“Fair Market Value”), the calculation of which shall be set forth in a written notice delivered to the Executive within ten (10) Business Days of the delivery of the Put Notice or Call Notice, as applicable (the “FMV Notice”).  If the Executive disagrees in good faith with the Board of Directors’ determination of the Fair Market Value, such Executive shall promptly, but in any event within ten (10) Business Days of receipt of the FMV Notice, notify the Company in writing of such disagreement (the “Dispute Notice”), in which event an independent appraiser, accountant or investment banking firm (the “Arbiter”) selected by mutual agreement of the Executive and the Company shall make a determination of the Fair Market Value solely by (i) reviewing the written calculation and backup documentation provided by each of the Company and the Executive to the Arbiter within the later of fifteen (15) days after the Dispute Notice or appointment of the Arbiter setting forth their respective resolutions of the dispute and the bases therefor and (ii) accepting either the Executive’s or the Company’s proposed resolution of the dispute.  If the parties do not agree on an Arbiter within ten (10) Business Days of the receipt by the Company of the Dispute Notice, then on the request of any party, Judicial Arbitration and Mediation Services, Inc. shall appoint a nationally recognized appraiser, accountant or investment banking firm that has not performed any services for either the Company or the Executive since January 1, 2004 to serve as Arbiter.  Promptly following the Company’s receipt of the Dispute Notice, the Company shall make available to the Executive all data (including reports of employees and outside advisors) relied upon by the Board of Directors in making its determination of Fair Market Value.  The Arbiter shall notify the Executive and the Company of its decision within thirty (30) days of the later of the receipt of the Dispute Notice or the appointment of the Arbiter (such period, the “Arbitration Period”).  The Arbiter may extend such Arbitration Period upon the consent of the parties or for good cause shown, but any extension shall not be for more than fifteen (15) additional days.  The decision of the Arbiter shall be final and binding on the parties and may be entered and enforced in any court having jurisdiction.  The party whose proposed resolution is not accepted shall pay all of the

Arbiter’s fees and expenses, which in the case of the Executive may not exceed the value of the Termination Shares as determined by the Arbiter by more than $15,000, with any shortfall being the obligation of the Company; provided, however, that if the Executive’s proposed resolution is accepted, the Company also shall pay all of such Executive’s reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of counsel and one appraiser, accountant or investment banking firm, as applicable) incurred in connection with the arbitration.  Each of the Company and such Executive agrees to execute, if requested by the Arbiter, a reasonable and customary engagement letter with the Arbiter.

(d)

The closing of such purchase by the Company shall take place at the principal executive office of the Company two (2) Business Days after the latest to occur of (i) the eleventh Business Day following the delivery of the FMV Notice, (ii) if applicable, the expiration of the thirty (30) day Arbitration Period provided under Section (c) hereof (subject to extension of up to fifteen (15) days as set forth therein), or (iii) such other date and place as may be mutually agreed to in writing by the parties to such transaction.

(e)

If the Company consummates a Liquidation Event or Qualified IPO (each as defined in the Amended and Restated Certificate of Incorporation, as in effect immediately prior to such consummation), at any time within six (6) months following the closing of a purchase of Termination Shares pursuant to the call right of the Company under Section (b), the Executive shall be entitled to receive from the Company in respect of such Termination Shares and any unvested Company securities previously forfeited by the Executive, if any (the “Forfeited Shares”), (i) consideration in the form and for the amounts that the Executive would have received with respect to such Termination Shares and Forfeited Shares, if any, in connection with such Liquidation Event or Qualified IPO had such Executive held such Termination Shares and Forfeited Shares, if any, at the time of consummation of such Liquidation Event or Qualified IPO, less (ii) any amounts previously paid therefor pursuant to Section (c), with such payment to be made by the Company concurrent with the consummation of such Liquidation Event or Qualified IPO.